                                                                      Exhibit 12



                                                        Ratio of Earnings to Fixed Charges (Deficiency)

                                                Successor Company                               Predecessor Company
                                 ------------------------------------------ --------------------------------------------------------
                                    Three                         Five         Seven
                                    Months         Year          Months        Months        Year          Year            Year
                                    Ended         Ended          Ended         Ended         Ended         Ended           Ended
                                 December 31,  September 30,  September 30,   April 30,  September 30,  September 30,  September 30,
                                     2003          2003           2002          2002         2001           2000           1999
                                 ------------  -------------  ------------- ------------  ------------  -------------  -------------
                                 (Unaudited)
Fixed Charges
Interest expensed                $   3,453       $  15,141      $   6,653    $  34,511    $  65,128     $  57,831        $  18,386
Capitalized interest                    --              --             --           --       12,432         2,322            3,823
Amortization of
  capitalized expenses                  --              --             --          393          317           153               56
Estimated interest within
  rental expenses (1)                  434           1,933          2,034        1,939        2,376         1,358              426
                                 ---------       ---------      ---------    ---------    ---------     ---------        ---------
Total fixed charges              $   3,887       $  17,074      $   8,687    $  36,843    $  80,253     $  61,664        $  22,691
                                 ---------       ---------      ---------    ---------    ---------     ---------        ---------

Earnings
Income (loss) from continuing
 operations before adjustments
 for minority interest in
 consolidated subsidiary         $ (23,349)      $ (25,108)     $ (21,131)   $ 154,156    $(210,711)    $(126,447)       $ (43,385)
Add:
Fixed charges                        3,887          17,074          8,687       36,843       80,253        61,664           22,691
Amortization of
  capitalized expenses                  --              --             --          393          317           153               56
Subtract:
Capitalized interest                    --              --             --           --       12,432         2,322            3,823
                                 ---------       ---------      ---------    ---------    ---------     ---------        ---------
Earnings                         $ (19,642)      $  (8,034)     $ (12,444)   $ 191,392    $(142,573)    $ (66,952)       $ (24,461)
                                 ---------       ---------      ---------    ---------    ---------     ---------        ---------

Preferred dividends                     --              --             --        2,713        6,173         4,975               --
                                 ---------       ---------      ---------    ---------    ---------     ---------        ---------

Ratio of Earnings to
 Fixed Charges (Deficiency)      $ (23,349)      $ (25,108)     $ (21,131)   $    5.12    $(228,999)    $(133,591)       $ (47,152)
                                 =========       =========      =========    =========    =========     =========        =========

(1) For the purpose of this item, interest is estimated as one third of rent expense.